EXHIBIT 4.1

                   Amendment No. 1 to W.P. Stewart & Co., Ltd.
                       2001 Employee Equity Incentive Plan

     WHEREAS, on July 24, 2001, the Board of Directors of W.P. Stewart & Co., Ltd., a Bermuda company (the "Company") adopted the Company's 2001 Employee Equity Incentive Plan (the "Plan");

     WHEREAS, all Company shares heretofore made available for awards under the Plan are currently subject to outstanding awards and the Company considers it desirable and in its best interests to make additional shares available for awards under the Plan;

     WHEREAS, the Company considers it desirable and in its best interests that the Plan be amended to make non-employee directors eligible to receive awards under the Plan;

     WHEREAS, the Company considers it desirable to provide for more flexibility in the determination of the payment terms of promissory notes that may be executed by participants under the Plan; and

     WHEREAS, the Company considers it desirable to eliminate the requirement that awards under the Plan contain options and restricted shares in certain proportions and to make certain technical corrections to the text of the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

          1. Section 1 is amended by adding "and non-employee directors" after "employees".

          2. Section 2(i) is amended by adding "and any Director, in each case" after "Affiliates".

          3. Section 4(a) is amended by substituting "2,500,000" for "1,500,000" in the first sentence thereof and in the fifth sentence thereof, by substituting "calendar year 2001" for "each respective calendar year" in clause (i) of the first sentence thereof, and by adding "except in the event of a change of control (as defined in any option agreement or purchase agreement executed pursuant to an Award)," at the beginning of clause (ii) of the first sentence thereof.

          4. Section 6(a)(iv) is amended by deleting ", which promissory note shall provide for interest on the unpaid balance thereof equal to the greatest of (A) 10%, (B) the applicable U.S. federal short-term rate under
     Section 1274(d) of the Code or any counterpart to such rate as may be prescribed under the tax laws of the Participant's country of residence or employment, as appropriate, as of the date of exercise, or (C) a market rate, as determined by the Company as of the date of exercise" and by adding "or service as a Director" after "employment" in the last sentence thereof.

          5. Section 6(b) is amended by adding "or service as a Director" after "employment" in clauses (ii) and (vi) thereof.


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          6. Exhibit A is amended by deleting the lines for the years 2002 and
     2003.

          7. Section 4(b) of Exhibit B is amended by substituting "__%" for "10%" in clause (A) thereof.

          8. The first paragraph of Exhibit C is amended by substituting "___ percent (__%)" for "[ten percent (10%]".

          9. Section 7 of Exhibit D is amended by substituting "Change of Control" for "Change in Control."

          The date of this Amendment is January 25, 2002.